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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                       Washington, D. C. 20549

                                                           OMB Number: 3235-0362


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check here if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).
[X] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

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|                                               |                                           |                                      |
|1. Name and Address of Reporting Person *      |2. Issuer Name and Ticker or Trading Symbol|6. Relationship of Reporting Person(s)|
|                                               |                                           |   to Issuer (Check All Applicable)   |
|  Barrington     James                         | Primecore Mortgage Trust, Inc.            |                                      |
|-----------------------------------------------|-------------------------------------------|   [X] Director   [ ] 10% Owner       |
| (Last)          (First)               (Middle)|3. IRS Identifica- |4. Statement for       |   [ ] Officer    [ ] Other           |
|                                               |   tion Number of  |   Month/Year          |       (give          (specify below) |
|  99 El Camino Real                            |   Reporting Person|                       |       title below)                   |
|-----------------------------------------------|   Person, if an   |   12/01               |   ____________________               |
|                (Street)                       |   entity          |-----------------------|--------------------------------------|
|                                               |   (Voluntary)     |5. If Amendment, Date  |7. Individual or Joint/Group Filing   |
|  Menlo Park                   CA       94025  |                   |   of Original         |       (check applicable line)        |
|-----------------------------------------------|                   |   (Month/Year)        | [X] Form Filed By One Reporting      |
| (City)                         (State)   (Zip)|                   |                       |     Person                           |
|                                               |        N/A        |       N/A             | [ ] Form Filed By More than One      |
|                                               |                   |                       |     Reporting Person                 |
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|                                                                                                                                  |
|                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                      |
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|1. Title of Security            |2. Trans-  |3. Trans- |4. Securities Acquired |5. Amount of  |6. Ownership |7. Nature of Indirect|
|  (Instr. 3)                    |   action  | action   | (A) or Disposed of (D)|  Securities  | Form:       | Beneficial Ownership|
|                                |   Date    | Code     | (Instr. 3, 4, 5)      |  Beneficially| Direct (D)  | (Instr. 4)          |
|                                |   (Month/ |(Instr. 8)|                       |  Owned at    | or          |                     |
|                                |   Day/    |          |                       |  the end     | Indirect(I) |                     |
|                                |   Year)   |          |-----------------------|  of Issuer's | (Instr 4)   |                     |
|                                |           |          |         |(A) |        |  Fiscal Year |             |                     |
|                                |           |          | Amount  |or  | Price  |  (Instr. 3   |             |                     |
|                                |           |          |         |(D) |        |   and 4)     |             |                     |
|--------------------------------|-----------|--------- |---------|----|--------|--------------|-------------|---------------------|
|                                |           |          |         |    |        |              |             |                     |
|  Common Stock                  |  3/1/01   |   3      |         |    |        |        0     |     N/A     |       N/A           |
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|  Class A                       |           |          |         |    |        |              |             |                     |
|  Convertible Preferred Stock   |  3/1/01   |   3      |         |    |        |        0     |     N/A     |       N/A           |
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.


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FORM 5 (Continued)
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                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts calls warrants options, convertible securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
|  Derivative|  ver-  |  action|  action|  Derivative     |  Exercisable and|  of Underlying   |  of    | of Der-|ership |   of    |
|  Security  |  sion  |  Date  |  Code  |  Securities     |  Expiration Date|  Securities      |  Deri- | ivative| of    |   In-   |
|  (Instr. 3)|  or    | (Month/| (Instr.|  Acquired (A) or| (Month/Day/Year)| (Instr. 3,4)     |  vative| Secur- | Deriv-|   direct|
|            |  Exer- |  Day/  |   8)   |  Disposed of (D)|-----------------|------------------|  Sec-  | ties   | ative |   Bene- |
|            |  cise  |  Year) |        | (Instr. 3, 4, 5)| Date   | Expir- |         |Amount  |  urity | Benefi-| Secur-|   ficial|
|            |  Price |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- | (Instr.| cially | ity:  |   Owner-|
|            |  of    |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   | Owned  | Direct|   ship  |
|            |  Deriv-|        |        |        |        |        |        |         |Shares  |        | at     | (D) or|  (Instr.|
|            |  ative |        |        |        |        |        |        |         |        |        | End of | Indir-|   4)    |
|            |  Secur-|        |        |        |        |        |        |         |        |        | Year   | ect   |         |
|            |  ity   |        |        |        |        |        |        |         |        |        |(Instr. | (I)   |         |
|            |        |        |        |        |        |        |        |         |        |        | 4)     |(Instr.|         |
|            |        |        |        |        |        |        |        |         |        |        |        |  4)   |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
|  N/A       |        |        |        |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:


                                                                            /s/ JAMES BARRINGTON                          4/20/02
                                                                            -------------------------------------        -----------
                                                                            **  Signature of Reporting Person             Date


**  Intentional misstatements or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space provided is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.
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